Exhibit 10.11

[DATE]

[FULL NAME]

[ADDRESS]

[CITY, STATE, ZIP]

Dear [FIRST NAME]:

We are pleased to extend you this offer of employment to become [TITLE] of Proteostasis Therapeutics, Inc. (the “Company”). This offer will remain in effect until [OFFER EXPIRATION DATE] and may be accepted by countersigning where indicated at the end of this letter.

We are excited about the contributions that we expect you will make to the success of the Company, and would like your employment to begin as soon as possible. [Accordingly, we and you mutually agree to a start date of [START DATE] (the “Start Date”).]

Duties and Extent of Service

As [TITLE] of the Company, you will report directly to me and will have responsibility for performing those duties as are customary for, and are consistent with, your position with the Company, as well as those duties that [TITLE OF ADDITIONAL MANAGEMENT OF THE COMPANY] may from time to time designate. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, you will be expected to devote your full time and effort to the business and affairs of the Company.

Compensation

In consideration of your employment with the Company, the Company will pay you [BI-WEEKLY SALARY] per bi-weekly pay period, minus applicable taxes and withholdings (which is equivalent to an annualized salary of [ANNUALIZED SALARY]). You will also be eligible for a performance-based annual bonus opportunity of up to [PERCENTAGE] of your annualized salary.

Commencing upon your Start Date, you will be entitled to participate in such employee benefit plans and fringe benefits as may be offered or made available by the Company to its employees, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. In addition, you will also be entitled to [NUMBER] days of vacation annually.

Stock Option

As soon as reasonably practicable following your Start Date and subject to approval by the Board of Directors of the Company, the Company shall grant to you a stock option (the “Option”) under the Company’s 2008 Equity Incentive Plan, as amended (the “Plan”), to purchase [NUMBER OF OPTION SHARES] shares (the “Option Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an exercise price equal to fair market value of the Common Stock, as determined by the Board of Directors of the Company, on the date of the grant of the Option (the “Grant Date”). [The Option Shares will vest as follows: (i) a number of shares equal to [PERCENTAGE] of the total option grant will vest on the first anniversary of your Start Date; and (ii) an additional number of shares, equal to [PERCENTAGE] of the total option grant, will vest in 12 equal installments at the end of each quarterly (3 month) period following the first anniversary of your Start Date.] Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof. The Option shall be subject to, and governed by, the terms and provisions of the Plan and your stock option agreement. [You will also remain eligible to receive subsequent equity awards from time to time in accordance with the Company’s compensation policies and procedures then in effect, in any such case, as determined by the Board (or Compensation Committee thereof) acting in its sole discretion.]

Nondisclosure and Developments

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Employee Proprietary Information, Inventions, Non-competition and Non-solicitation Agreement, a copy of which is attached as Exhibit A hereto.

No Conflicting Obligation

You hereby represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at any time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You hereby further represent and warrant to the Company that, prior to the date of this letter agreement, you have provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.

Work Eligibility

You have provided to the Company sufficient documentation to demonstrate your eligibility to work in the United States and, at the request of the Company, shall provide any additional documentation requested by the Company to demonstrate your eligibility to work in the United States.

At-Will Employment

This letter shall not be construed as an agreement, either expressed or implied to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either expressed or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

Entire Agreement; Amendment

This letter agreement (together with the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters

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contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this letter agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this letter agreement is hereby revoked and superseded. Any prior agreement, if any, you may have with the Company regarding your employment, whether written or oral, is hereby, and without any further action on your part or the Company’s, terminated, revoked and superseded by this letter agreement. This letter agreement may be amended or terminated only by a written instrument executed both by you and an authorized officer of the Company.

We are excited to have you on board as the new [TITLE]. Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

Sincerely, Proteostasis Therapeutics, Inc.

By:
Name: [HIRING MANAGER NAME]
Title: [HIRING MANAGER TITLE]

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

[NAME]

Date:

PLEASE COMPLETE THE FOLLOWING:

Home Address:

Home Telephone:

Home Fax, if any:

Home Email, if any:

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EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

PROTEOSTASIS THERAPEUTICS, INC.

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration of my employment or continued employment by PROTEOSTASIS THERAPEUTICS, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

1.	NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment with the Company and thereafter, I will hold in strictest confidence and will not disclose, use, or publish any of the Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”), but only if and to the extent that any of such Inventions are owned by the Company or required to be assigned to the Company pursuant to this Agreement or otherwise; (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting business, suppliers and supplier information, and purchasing; (c) information regarding Customers or Potential Customers (as each of such terms is defined in Section 5 below), including names and their representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to Customers or Potential Customers, and other non-public information relating to Customers or Potential Customers; (d) information regarding any of the business partners of the Company and the services of such business partners, including their names and their representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties and other Related Companies (as defined below) their confidential and/or proprietary knowledge, data, information or Inventions (“Third Party Information”). Third Party Information includes, but is not limited to, the Inventions or information referred to in clauses (a) through (f) of Section 1.2 as applicable to third parties and other Related Companies instead of the Company (it being understood that, for purposes of this Section 1.3, any reference to the Company in clauses (a) through (f) of Section 1.2 shall be deemed to be a reference to a third party or other Related Company). During the term of my employment with the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose, use, or publish any of the Third Party Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Third Party Information. I hereby assign to the Company any rights I may have or acquire in such Third Party Information and recognize that all Third Party Information shall be the property of the Company or the applicable third party or other Related Company, as the case may be. For purposes of this Agreement, the term “Related Companies” shall mean, collectively, the Company and its affiliates, direct and indirect parent companies and direct and indirect subsidiaries, and the term “Related Company” shall mean any of the Related Companies.

1.4 Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, except in accordance with the provisions of this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the one (1) year period after the date my employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of any Related Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.	ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If, in the course of my employment with the Company, I incorporate a Prior Invention into a product, process or machine of the Company or any other Related Company, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined in Section 2.3 below) without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention if any such required assignment would violate or contravene any law, regulation, rule, or public policy that is applicable to such Invention and fully protects such Invention for such required assignment (any such law, regulation, rule, or public policy being hereinafter referred to as a “Specific Inventions Law”). Without limiting the generality of the foregoing, a Specific Inventions Law shall include any law, regulation, rule, or public policy that fully protects any Invention from any such required assignment by virtue of the fact that any such Invention (i) was developed entirely on my own time without using the equipment, supplies, facilities, assets, know-how, trade secrets or intellectual property of the Company, (ii) is not related to the actual or anticipated business, research or development of the Company, and (iii) did not result from work performed by me for the Company. In the absence of a Specific Inventions Law that is applicable to a particular Invention, the foregoing provisions of this Section 2.4 will not apply to such Invention.

2.5 Obligation to Keep Company Informed. I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, during the period of my employment with the Company. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf that claim any Invention authored, conceived or reduced to practice by me, either alone or jointly with others, during the period of my employment with the Company. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention authored, conceived or reduced to practice by me, either alone or jointly with others, during the period of my employment with the Company that does not fully qualify for protection under a Specific Inventions Law.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including, without limitation, the United States, or other Related Company, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I understand that my employment with the Company requires my full attention and effort. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS. I agree that for the one (1) year period after the date my employment with the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company (as extended pursuant to Section 10.3, if applicable), I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, unless otherwise agreed by the Company:

5.1 solicit or attempt to solicit any employee of any Related Company to end his or her relationship with such Related Company or to work in any capacity for any person or entity other than a Related Company;

5.2 attempt to hire, employ, or associate in business with any person employed by a Related Company or who has left the employment of a Related Company within the preceding three (3) months or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact;

5.3 solicit, induce or attempt to induce any Customer or Potential Customer or any consultant or contractor of a Related Company with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company to terminate, diminish, or materially alter its relationship with any Related Company; or

5.4 solicit, perform or attempt to perform any Conflicting Services for a Customer or Potential Customer or for any consultant or contractor of any Related

Company with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, process or the like of any person or organization other than a Related Company, which directly competes with a product, service, process or the like with which I work directly or indirectly during my employment by the Company or about which I acquire Proprietary Information or Third Party Information during my employment by the Company.

The parties also agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with the Company ends, (i) contracted for, was billed for, or received from any Related Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information or Third Party Information during my employment by the Company; or (ii) was in contact with me or in contact with any other employee, owner, or agent of any Related Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information or Third Party Information during my employment by the Company; or (iii) was solicited by any Related Company or in consideration or planning to be solicited by any Related Company in an effort in which I was involved or of which I was or should have been aware during my employment by the Company.

6. NON-COMPETE PROVISION. I agree that for the one (1) year period after the date my employment with the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company (as extended pursuant to Section 10.3, if applicable), I will not, directly or indirectly, as an officer, director, employee, consultant, stockholder, member, owner, partner, or in any other capacity, (i) compete with the business or anticipated business of the Company or (ii) take any steps or actions to facilitate or prepare for competition with the business or anticipated business of the Company, nor will I assist another person to take any action that I would be prohibited from taking under this Section 6. The obligations not to compete that I have undertaken under this Section 6 shall apply in all countries of the world.

7.	REASONABLENESS OF RESTRICTIONS.

7.1 I agree that I have read this entire agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3 If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.4 Furthermore, the parties agree that the market for the Company’s products is worldwide. If, however, after applying the provisions of subsections 7.2 and 7.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the one hundred (100) mile radius from any office or facility of the Company shall be the geographic limitation relevant to the contested restriction.

8. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

9. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information. I further agree that any property situated on the Company’s premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.

10.	LEGAL AND EQUITABLE REMEDIES.

10.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

10.2 I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from me.

10.3 In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

11. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

12. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification to my new employer of my rights and obligations under this Agreement.

13.	GENERAL PROVISIONS.

13.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts, U.S.A. as such laws are applied to agreements entered into and to be performed entirely within Massachusetts between Massachusetts residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.3 Successors and Assigns. This Agreement is for my benefit and the benefit of the Company and its successors and assigns, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4 Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.5 Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

13.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

13.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period, and such obligations shall apply during such period to the same extent as if I were an employee of the Company during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:

                    , 201    .

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated:

(Signature of Employee)

(Printed Name of Employee)

ACCEPTED AND AGREED TO:

PROTEOSTASIS THERAPEUTICS, INC.

By:

Title:

(Address)

Dated: